Exhibit 107
Calculation of Filing Fee Tables

S-8
(Form Type)

Regions Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule1)	Amount to Be Registered1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01	416(a)	17,815,000	100%	$332,873,275.00	0.0001531	$50,962.90
Carry Forward Securities
		Total Offering Amounts				$332,873,275.00		$50,962.90
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$50,962.90
____
(1) This Registration Statement on Form S-8 registers an aggregate of 17,815,000 shares of common stock, par value $0.01 (“Common Stock”), of Regions Financial Corporation (the “Registrant”) that are available for issuance pursuant to the Regions Financial Corporation 2025 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.
(2) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low price of Common Stock on April 11, 2025, as reported on the New York Stock Exchange.